                                                                     EXHIBIT 2.4


                            ASSET PURCHASE AGREEMENT


       This Asset Purchase Agreement, dated as of January __, 1997, this "Agreement") among Stone Treatment Center of New England, Inc., a Rhode Island corporation ("Seller"), Gregory A. Mercurio, Vincent A. Catallozzi, M.D., Alexander Calenda, M.D., Gerald Marsocci, M.D. and Joseph C. Cambio, M.D. (each a "Stockholder" and collectively, the "Stockholders"), and Medical Alliance, Inc., a Texas corporation ("Purchaser").


                             W I T N E S S E T H :

       WHEREAS, the Stockholders are the owners of all of the stock of Seller;
and

       WHEREAS, Seller desires to sell, and Purchaser desires to purchase, substantially all of the assets of Seller;

       NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants herein contained, and on the terms and subject to the conditions herein set forth, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

       SECTION 1.1. DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth below:

       (a) "Allowed Equipment" shall mean equipment purchased for the New England Territory (as defined herein) with the prior written consent and agreement of the Purchaser and a majority of the Stockholders. Provided the New England Territory Budget, as listed on Schedule 1.1(a), is being met or exceeded, such consent shall not be unreasonably withheld by any party.

       (b) "Allowed E.S.W.L. EBITDA" shall mean earnings before interest, taxes, depreciation and amortization attributable to E.S.W.L. services performed outside of the New England Territory during the fiscal year ended December 31, 1997 that result from the contract anticipated to be entered into between Purchaser and MedStone, Inc. Such EBITDA will be less the cost of Allowed Equipment acquired after the date hereof for the provision of E.S.W.L. services performed outside of the New England Territory. The cost of such Allowed Equipment shall be the total of: (i) an amount calculated by dividing the total capitalizable cost of such equipment by 36 and multiplied by the number of months such equipment is in service during 1997; (ii) any revenue sharing or rental fees associated with such equipment; and (iii) an amount equal to the interest portion of a 36 month amortization of the capitalizable cost of such equipment, at an interest rate equal to the highest current interest rate charged to Purchaser under any agreement to which Purchaser is a party during 1997, regardless of the actual manner of payment for such equipment.

       (c) "Allowed New Services" shall mean the offering of the Coherent Versapulse for the treatment of pigmented and vascular lesions, tattoos, and the offering of a laser, such as the Coherent Versapulse or the Laserscope AURA, to treat cutaneous leg veins within the states of Connecticut, Maine, Massachusetts, New Hampshire, Rhode Island and Vermont.

       (d) "Assets" shall mean, with respect to Seller, all of the business, properties and assets (real and personal, tangible and intangible) of Seller of every kind and wherever situated that are owned by Seller or in which it has any right or interest (including without limitation and to the extent owned, its business as a going concern, its goodwill, franchises and all right, title and interest in and to the use of its corporate name and any derivatives or combinations thereof; its trade-names, trade-marks, trade-mark registrations and trade-mark applications, service marks, service mark registrations and service mark applications, copyrights, copyright registrations and copyright applications, patents, patent registrations and patent applications, processes, formulae, proprietary and technical information, computer software, know-how, permits, licenses, trade secrets, inventions and royalties (including all rights to sue for past infringement of any of the foregoing); its lands, leaseholds and other interests in land; its
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inventory of finished goods, work-in-process and raw materials, backlog, equipment and supplies; its cash, money on deposit with banks and others, certificates of deposit, commercial paper, stocks, bonds and other investments; its accounts receivable as listed in Schedule 3.26 (the "Accounts Receivable"); rights under its insurance policies and warranties; its causes of action, judgments, claims and demands of whatever nature; its deferred charges, advance payments, prepaid items, claims for refunds, rights of offset and credits of all kinds; all credit balances of or inuring to Seller under any state unemployment compensation plan or fund; its rights under restrictive covenants and obligations of present and former officers and employees and of individuals and corporations; its rights under partnership or joint venture agreements or arrangements; its rights under all agreements assumed by Purchaser; and its files, papers and records relating to the aforesaid business, properties and assets) other than the Excluded Assets.

       (e) "Assumed Accounts Payable" shall mean those accounts payable of Seller listed on Schedule 1.1(e).

       (f) "Assumed Liabilities" shall mean those fixed and determinable liabilities of Seller listed in Schedule 1.1(f) and the Assumed Accounts Payable. Except for the Assumed Liabilities, Purchaser shall not assume or agree to pay, perform or discharge any liabilities or obligations of Seller, whether accrued, absolute, contingent or otherwise, including without limitation, liabilities based on or arising out of or in connection with (a) any defects in products manufactured, rented or sold by Seller, (b) any implied or express warranties relating to such products or (c) any pension or other benefit liability relating to Seller's employees.

       (g) "Closing" shall mean the closing of the transactions contemplated by this Agreement.

       (h)    "Closing Date" shall mean the date hereof.

       (i)    "Code" shall have the meaning set forth in Section 2.2(b).

       (j)    "Excluded Assets" shall mean the following assets and properties:

              (i) The consideration delivered to Seller pursuant to this Agreement for the Assets sold, transferred, assigned, conveyed and delivered pursuant hereto;

              (ii) Seller's right to enforce Purchaser's representations, warranties and covenants hereunder and the obligations of Purchaser to pay, perform or discharge the liabilities of Seller assumed by Purchaser pursuant to this Agreement and all other rights, including rights of indemnification, of Seller under this Agreement or any instrument executed pursuant hereto;

              (iii) Seller's Articles of Incorporation and all amendments thereto, Bylaws, corporate seal, minute books, stock books and other corporate records having exclusively to do with the corporate organization and capitalization of Seller;

              (iv) Seller's books of account, but Seller agrees that Purchaser shall have the right at Purchaser's request to inspect such books and make copies thereof;

              (v) Seller's rights to claims for refunds of taxes which cannot be assigned by law;

              (vi)  Shares of the capital stock of Seller;

              (vii) Unclaimed dividends and other money and property that are held in trust by Seller or subject to escheat;

              (viii)  Any accounts payable of Seller not listed on Schedule
       1.1(e);

              (ix) Seller's option to obtain an equity position in that certain Freestanding Ambulatory Surgery Center, as such option was purchased from Michael Rocchio, M.D.; and





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              (x)  Those shares of Common Stock of Purchaser purchased by
       Seller pursuant to Purchaser's initial public offering of the same.

       (k) "Modified Working Capital" shall equal the difference between the Total Assets (as determined using the component accounts listed on Schedule 1.1(k) attached hereto) and the Total Liabilities (as determined using the component accounts listed on Schedule 1.1(k) attached hereto) of the Seller. Total Assets and Total Liabilities shall be determined on the date hereof in a manner acceptable to Buyer and Seller. Seller agrees that if, on the date hereof, the Modified Working Capital is less than the amount specified in
Section 3.37, the Cash Compensation shall be decreased by the amount that the Modified Working Capital is less than that amount specified in Section 3.37.

       (l) "New England Territory" shall mean the service area covered by Seller as of December 31, 1996, in the states of Connecticut, Maine, Massachusetts, New Hampshire, Rhode Island and Vermont.

       (m) "1997 EBITDA" shall mean the combination of (i) the 1997 Existing Services EBITDA, (ii) the 1997 New Services EBITDA and (iii) the Allowed E.S.W.L. EBITDA for all such services performed through December 31, 1997, provided, however, that if (i) the 1997 Existing Services EBITDA is less than $538,312 and (ii) the 1997 New Services EBITDA is a positive number, the 1997 EBITDA shall not include the 1997 New Services EBITDA.

       (n) "1997 Existing Services EBITDA" shall mean the earnings before interest, taxes, depreciation and amortization of the New England Territory for the fiscal year ended December 31, 1997, attributable to those services offered by Seller in the New England Territory as of the date hereof, including laser lithotripsy, E.S.W.L. laser prostatectomy, laser arthroscopy, C.U.S.A. skin resurfacing and incisioral surgery utilizing the Ultrapulse laser, and less the cost of Allowed Equipment acquired after the date hereof for the provision of those services offered by Seller as of the date hereof. The cost of such equipment shall be the total of: (i) an amount calculated by dividing the total capitalizable cost of such equipment by 36 and multiplied by the number of months such equipment is in service during 1997; (ii) any revenue sharing or rental fees associated with such equipment; and (iii) an amount equal to the interest portion of a 36 month amortization of the capitalizable cost of such equipment, at an interest rate equal to the highest current interest rate charged to Purchaser under any agreement to which Purchaser is a party during 1997, regardless of the actual manner of payment for such equipment.

       (o) "1997 New Services EBITDA" shall mean the earnings before interest, taxes, depreciation and amortization of Seller for the fiscal year ended December 31, 1997, attributable solely to the Allowed New Services, and less the cost of any Allowed Equipment acquired after the date hereof for the provision of Allowed New Services. The cost of such equipment shall be the total of: (i) an amount calculated by dividing the total capitalizable cost of such equipment by 36 and multiplied by the number of months such equipment is in service during 1997; (ii) any revenue sharing or rental fees associated with such equipment; and (iii) an amount equal to the interest portion of a 36 month amortization of the capitalizable cost of such equipment, at an interest rate equal to the highest current interest rate charged to Purchaser under any agreement to which Purchaser is a party during 1997, regardless of the actual manner of payment for such equipment.

                                   ARTICLE II

                               PURCHASE AND SALE

       SECTION 2.1. PURCHASE AND SALE OF ASSETS. Subject to and upon the terms and conditions contained herein, on the date hereof, Seller hereby sells, transfers, assigns, conveys and delivers to Purchaser, free and clear of all security interests, liens, claims, restrictions and encumbrances (except as provided for in the Assumed Liabilities) and Purchaser hereby purchases, accepts and acquires from Seller, the Assets.





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       SECTION 2.2.  PURCHASE PRICE.

       (a) TOTAL PURCHASE PRICE. The total purchase price for the Assets (the "Purchase Price") shall be: (i) $245,000 in cash ("Cash Consideration");
(ii) a contingent one time income earnout in an amount to be determined pursuant to Section 2.2(c) (the "Income Earnout"); (iii) 22,174 shares of common stock of Purchaser (the "Common Stock"); and (iv) the assumption of Assumed Liabilities; and (v) Purchaser's assumption of the Assumed Accounts Payable.

       (b) ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Assets as set forth in Schedule 2.2(b), such allocation to be made as provided in Section 1060 of the Internal Revenue Code of 1986 (the "Code"). Purchaser and Seller shall each file Form 8594 (Asset Acquisition Statement Under Section 1060) on a timely basis reporting the allocation of the Purchase Price consistent with the allocation in Schedule 2.2(b). Schedule 2.2(b) also reflects the aggregate fair market values for each of Class I assets, Class II assets and Class III assets, as such terms are defined in regulations promulgated pursuant to Section 1060 of the Code. Purchaser and Seller shall file on a timely basis any amendments required to such Form 8594 as a result of a subsequent increase or decrease of the Purchase Price. Purchaser and Seller shall not take any position on their respective income tax returns that is inconsistent with the allocation of the Purchase Price as agreed to in Schedule 2.2(b) or as adjusted as a result of a subsequent increase or decrease in the Purchase Price.

       (c) INCOME EARNOUT. By March 31, 1998, the parties shall determine, via an accounting performed by Coopers & Lybrand, LLP ("Coopers & Lybrand"), the 1997 EBITDA. The cost of such accounting shall be shared equally by Seller and Purchaser. If the 1997 EBITDA is greater than or equal to $778,000, the Income Earnout shall equal $1,250,000. If the 1997 EBITDA is greater than or equal to $667,000, but less than $778,000, the Income Earnout shall equal $1,000,000. If the 1997 EBITDA is greater than or equal to $538,312, but less than $667,000, the Income Earnout shall equal $750,000. If the 1997 EBITDA is greater than or equal to $515,449, but less than $538,312, the Income Earnout shall equal $625,000. If the 1997 EBITDA is greater than or equal to $492,585, but less than $515,449, the Income Earnout shall equal $500,000. If the 1997 EBITDA is greater than or equal to $469,710, but less than $492,585, the Income Earnout shall equal $375,000. If the 1997 EBITDA is greater than or equal to $446,835, but less than $469,710 the Income Earnout shall equal $250,000. If the 1997 EBITDA is less than $446,835, the Income Earnout shall equal $0. The Income Earnout, if any, shall be paid by Purchaser as follows: (i) up to the first $75,000 of the Income Earnout shall consist of that number of shares of Common Stock equal to $75,000 based upon the closing price of Purchaser Common Stock on December 31, 1997; (ii) any additional amounts to be paid to Seller in respect of the Income Earnout shall be paid in cash by April 30, 1998.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

       Seller represents and warrants that the following are true and correct as of the date hereof:

       SECTION 3.1. ORGANIZATION AND GOOD STANDING; QUALIFICATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, with all requisite corporate power and authority to carry on the business in which it is engaged, to own the properties it owns, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Seller is duly qualified and licensed to do business and is in good standing in all jurisdictions where the nature of its business makes such qualification necessary, which jurisdictions are listed in
Schedule 3.1, except where the failure to be qualified or licensed would not have a material adverse effect on the business of Seller. Seller does not have any assets, employees or offices in any state other than the states listed in
Schedule 3.1. Seller does not own, directly or indirectly, any of the capital stock of any other corporation or any equity, profit sharing, participation or other interest in any corporation, partnership, joint venture or other entity.

       SECTION 3.2. CORPORATE RECORDS. The copies of the Articles of Incorporation and all amendments thereto and the Bylaws of Seller that have been delivered to Purchaser are true, correct and complete copies thereof, as in effect on the date hereof. The minute books of Seller, copies of which have been delivered to Purchaser,





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contain accurate minutes of all meetings of, and accurate consents to all actions taken without meetings by, the Board of Directors (and any committees thereof) and the shareholders of Seller since the formation of Seller.

       SECTION 3.3. AUTHORIZATION AND VALIDITY. The execution, delivery and performance by Seller of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by Seller. This Agreement and each other agreement contemplated hereby have been duly executed and delivered by Seller and constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

       SECTION 3.4. NO VIOLATION. Neither the execution, delivery or performance of this Agreement or the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, the Articles of Incorporation or Bylaws of Seller or any agreement, indenture or other instrument under which Seller is bound or to which any of the Assets are subject, or result in the creation or imposition of any security interest, lien, charge or encumbrance upon any of the Assets or (ii) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over Seller or the Assets. Seller has complied with all laws, regulations and licensing requirements and has filed with the proper authorities all necessary statements and reports.

       SECTION 3.5. CONSENTS. Except as set forth in Schedule 3.5, no consent, authorization, approval, permit or license of, or filing with, any governmental or public body or authority, any lender or lessor or any other person or entity is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement or the agreements contemplated hereby on the part of Seller.

       SECTION 3.6. FINANCIAL STATEMENTS. Seller has furnished to Purchaser Seller's unaudited balance sheet and related unaudited statements of income, retained earnings and cash flows for the twelve-month period ended December 31, 1995, including the notes thereto, as well as unaudited balance sheets and related unaudited statements of income, retained earnings and cash flows for the eleven-month period ended November 30, 1996 (collectively, the "Financial Statements"). The Financial Statements are true, correct and complete, are in accordance with the books and records of Seller, fairly present the financial condition and results of operations of Seller as of the dates and for the periods indicated and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis with prior periods.

       SECTION 3.7.  LIABILITIES AND OBLIGATIONS.  Except as set forth in
Schedule 3.7, the Financial Statements reflect all liabilities of Seller, accrued, contingent or otherwise (known or unknown and asserted or unasserted), arising out of transactions effected or events occurring on or prior to the date hereof. All reserves shown in the Financial Statements are appropriate, reasonable and sufficient to provide for losses thereby contemplated. Except as set forth in the Financial Statements, Seller is not liable upon or with respect to, or obligated in any other way to provide funds in respect of or to guarantee or assume in any manner, any debt, obligation or dividend of any person, corporation, association, partnership, joint venture, trust or other entity, and Seller knows of no basis for the assertion of any other claims or liabilities of any nature or in any amount.

       SECTION 3.8.  EMPLOYEE MATTERS.

       (a) CASH COMPENSATION. Schedule 3.8(a) contains a complete and accurate list of the names, titles and cash compensation, including without limitation wages, salaries, bonuses (discretionary and formula) and other cash compensation (the "Cash Compensation") of all employees of Seller. In addition, Schedule 3.8(a) contains a complete and accurate description of (i) all increases in Cash Compensation of employees of Seller during the current and immediately preceding fiscal years of Seller and (ii) any promised increases in Cash Compensation of employees of Seller that have not yet been effected.

       (b) COMPENSATION PLANS. Schedule 3.8(b) contains a complete and accurate list of all compensation plans, arrangements or practices (the "Compensation Plans") sponsored by Seller or to which Seller contributes on





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behalf of its employees, other than Employee Benefit Plans listed in Schedule
3.9(a). The Compensation Plans include without limitation plans, arrangements or practices that provide for severance pay, deferred compensation, incentive, bonus or performance awards, and stock ownership or stock options. Seller has provided Purchaser a copy of each written Compensation Plan and a written description of each unwritten Compensation Plan. Each of the Compensation Plans can be terminated or amended at will by Seller.

       (c) EMPLOYMENT AGREEMENTS. Schedule 3.8(c) contains a complete and accurate list of all employment agreements (the "Employment Agreements") to which Seller is a party with respect to its employees. The Employment Agreements include without limitation employee leasing agreements, employee services agreements and noncompetition agreements. Seller has provided Purchaser a copy of each written Employment Agreement and a written description of each unwritten Employment Agreement.

       (d) EMPLOYEE POLICIES AND PROCEDURES. Schedule 3.8(d) contains a complete and accurate list of all employee manuals, policies, procedures and work-related rules (the "Employee Policies and Procedures") that apply to employees of Seller. Seller has provided Purchaser a copy of all written Employee Policies and Procedures and a written description of all unwritten Employee Policies and Procedures. Each of the Employee Policies and Procedures can be amended or terminated at will by Seller.

       (e) UNWRITTEN AMENDMENTS. No unwritten amendments have been made, whether by oral communication, pattern of conduct or otherwise, with respect to any Compensation Plans, Employment Agreements or Employee Policies and Procedures.

       (f)    LABOR COMPLIANCE.  Except as set forth in Schedule 3.8(f), Seller
(i) has been and is in compliance with all laws, rules, regulations and ordinances respecting employment and employment practices, terms and conditions of employment and wages and hours, and (ii) is not liable for any arrears of wages or penalties for failure to comply with any of the foregoing. Seller has not engaged in any unfair labor practice or discriminated on the basis of race, color, religion, sex, national origin, age or handicap in its employment conditions or practices.

              There are no (i) unfair labor practice charges or complaints or racial, color, religious, sex, national origin, age or handicap discrimination charges or complaints pending or threatened against Seller before any federal, state or local court, board, department, commission or agency nor does any basis therefor exist or (ii) existing or threatened labor strikes, disputes, grievances, controversies or other labor troubles affecting Seller, nor does any basis therefor exist.

       (g) UNIONS AND EMPLOYEES. Seller has never been a party to any agreement with any union, labor organization or collective bargaining unit. No employees of Seller are represented by any union, labor organization or collective bargaining unit. To the best knowledge of Seller, the employees of Seller have no intention to and have not threatened to organize or join a union, labor organization or collective bargaining unit. All employees of Seller are citizens of, or are authorized to be employed in, the United States.

       SECTION 3.9.  EMPLOYEE BENEFIT PLANS.

       (a) IDENTIFICATION. Schedule 3.9(a) contains a complete and accurate list of all employee benefit plans (the "Employee Benefit Plans") (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) sponsored by Seller or to which Seller contributes on behalf of its employees and all Employee Benefit Plans previously sponsored or contributed to on behalf of its employees within the three years preceding the date hereof. Seller has provided Purchaser with copies of all plan documents, determination letters, pending determination letter applications, trust instruments, insurance contracts, administrative services contracts, annual reports, actuarial valuations, summary plan descriptions, summaries of material modifications, administrative forms and other documents that constitute a part of or are incident to the administration of the Employee Benefit Plans. In addition, Seller has provided Purchaser a written description of all existing practices engaged in by Seller that constitute Employee Benefit Plans. Each of the Employee Benefit Plans can be terminated or amended at will by Seller. No unwritten amendment exists with respect to any Employee Benefit Plan.

       (b) ADMINISTRATION. Each Employee Benefit Plan has been administered and maintained in compliance with all laws, rules and regulations. No Employee Benefit Plan is currently the subject of an audit, investigation, enforcement action or other similar proceeding conducted by any state or federal agency.
No prohibited transactions (within the meaning of Section 4975 of the Code) have occurred with respect to any Employee Benefit Plan.

       (c) CLAIMS AND LITIGATION. No threatened or pending claims, suits or other proceedings exist with respect to any Employee Benefit Plan other than normal benefit claims filed by participants or beneficiaries.

       (d) QUALIFICATION. Seller has received a favorable determination letter or ruling from the Internal Revenue Service for each Employee Benefit Plan intended to be qualified within the meaning of Section 401(a) of the Code and/or tax-exempt within the meaning of Section 501(a) of the Code. No proceedings exist or have been threatened that could result in the revocation of any such favorable determination letter or ruling.

       (e) PBGC. No facts or circumstances exist that would result in the imposition of liability against Purchaser by the Pension Benefit Guaranty Corporation as a result of any act or omission by Seller or any member of a Controlled Group. No reportable event (within the meaning of Section 4043 of ERISA) for which the notice requirement has not been waived has occurred with respect to any Employee Benefit Plan subject to the requirements of Title IV of ERISA.

       (f) FUNDING STATUS. No accumulated funding deficiency (within the meaning of Section 412 of the Code), whether waived or unwaived, exists with respect to any Employee Benefit Plan or any plan sponsored by any member of a controlled group (within the meaning of Section 412(n)(6)(B) of the Code) in which Seller is a member (a "Controlled Group"). With respect to each Employee Benefit Plan subject to Title IV of ERISA, the assets of each such plan are at least equal in value to the present value of accrued benefits determined on an ongoing basis as of the date hereof. With respect to each Employee Benefit Plan described in Section 501(c)(9) of the Code, the assets of each such plan are at least equal in value to the present value of accrued benefits as of the date hereof. Schedule 3.9(f) contains a complete and accurate statement of all actuarial assumptions applied to determine the present value of accrued benefits under all Employee Benefit Plans subject to actuarial assumptions.

       (g) EXCISE TAXES. Neither Seller nor any member of a Controlled Group has any liability to pay excise taxes with respect to any Employee Benefit Plan under applicable provisions of the Code or ERISA. Neither Seller nor any member of a Controlled Group is or ever has been obligated to contribute to a multiemployer plan within the meaning of Section 3(37) of ERISA.

       (h) MEDICAL AND DENTAL CARE CLAIMS; RETIREES. Schedule 3.9(h) contains a complete and accurate list of all claims made (without identifying specific individuals) under any medical or dental care plan or commitment offered by Seller to its employees involving hospitalization, medical or dental care claims that have exceeded $2,000 per year for an individual during Seller's current fiscal year or any of the three fiscal years preceding the date hereof. Seller has no obligation or commitment to provide medical, dental or life insurance benefits to or on behalf of any of its employees who may retire or any of its former employees who have retired from employment with Seller.

       SECTION 3.10. ABSENCE OF CERTAIN CHANGES.  Except as set forth in
Schedule 3.10, since November 1, 1996, Seller has not

       (a) suffered any material adverse change, whether or not caused by any deliberate act or omission of Seller, in its condition (financial or otherwise), operations, assets, liabilities, business or prospects;

       (b) contracted for the purchase of any capital assets having a cost in excess of $5,000 or paid any capital expenditures in excess of $5,000;

       (c) incurred any indebtedness for borrowed money or issued or sold any debt securities;

       (d) incurred or discharged any liabilities or obligations except in the ordinary course of business;





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
       (e) paid any amount on any indebtedness prior to the due date, forgiven or cancelled any debts or claims or released or waived any rights or claims;

       (f) mortgaged, pledged or subjected to any security interest, lien, lease or other charge or encumbrance any of its properties or assets;

       (g) suffered any damage or destruction to or loss of any assets (whether or not covered by insurance) that has materially and adversely affected, or could materially and adversely affect, its business;

       (h) acquired or disposed of any assets except in the ordinary course of business;

       (i) written up or written down the carrying value of any of its assets;

       (j) changed the costing system or depreciation methods of accounting for its assets;

       (k)    waived any material rights or forgiven any material claims;

       (l) lost or terminated any employee, customer or supplier, the loss or termination of which has materially and adversely affected, or could materially and adversely affect, its business or assets;

       (m)    increased the compensation of any director or officer;

       (n) increased the compensation of any employee except in the ordinary course of business;

       (o) made any payments to or loaned any money to any person or entity referred to in Section 3.32;

       (p) formed or acquired or disposed of any interest in any corporation, partnership, joint venture or other entity;

       (q) redeemed, purchased or otherwise acquired, or sold, granted or otherwise disposed of, directly or indirectly, any of its capital stock or securities or any rights to acquire such capital stock or securities, or agreed to change the terms and conditions of any such rights;

       (r) entered into any agreement with any person or group, or modified or amended in any material respect the terms of any such existing agreement except in the ordinary course of business;

       (s)    entered into, adopted or amended any Employee Benefit Plan;

       (t) operated its business in any manner other than the ordinary course of business or introduced any new method of management or operation; or

       (u) entered into any other commitment or transaction or experienced any other event that is material to this Agreement or to any of the other agreements and documents executed or to be executed pursuant to this Agreement or to the transactions contemplated hereby or thereby, or that has materially and adversely affected, or could materially and adversely affect, the condition (financial or otherwise), operations, assets, liabilities, business or prospects of Seller.

       SECTION 3.11. TITLE; LEASED ASSETS.

       (a) REAL PROPERTY. A description of all interests in real property owned by Seller (collectively, the "Real Property") is set forth in Schedule 3.11(a). Except as set forth in Schedule 3.11(a), Seller has good, valid and indefeasible title to all the Real Property. The Real Property and the leased real property referred to in Section 3.11(c) constitute the only real property used in the conduct of Seller's business. Upon consummation of the transactions contemplated hereby, Purchaser shall receive good, valid and marketable title to the Real Property free and clear of all liens, claims and encumbrances other than those described in Schedule 3.11(a).

       (b) PERSONAL PROPERTY. A description of all tangible and intangible personal property owned by Seller (collectively, the "Personal Property") is set forth in Schedule 3.11(b). Except as set forth in Schedule 3.11(b), Seller has good, valid and marketable title to all the Personal Property. The Personal Property and the leased personal property referred to in Section 3.11(c) constitute the only personal property used in the conduct of Seller's business. Upon consummation of the transactions contemplated hereby, Purchaser shall receive good, valid and marketable title to the Personal Property free and clear of all security interests, liens, claims and encumbrances other than those described in Schedule 3.11(b).

       (c) LEASES. A list and brief description of all leases of real and personal property to which Seller is a party, either as lessor or lessee, are set forth in Schedule 3.11(c). All such leases are valid and enforceable in accordance with their respective terms except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

       (d) RIGHT TO USE ASSETS. Except for those assets acquired since November 30, 1996, which are listed in Schedule 3.11(d), all tangible assets used in the conduct of Seller's business are reflected in the Financial Statements in a manner that is in conformity with generally accepted accounting principles applied on a consistent basis with prior periods. Seller owns, leases or otherwise possesses a transferable right to use all assets used in the conduct of its business, and except for the Excluded Assets, has hereby transferred all of such rights to Purchaser.

       SECTION 3.12. COMMITMENTS.

       (a) COMMITMENTS; DEFAULTS. Except as set forth in Schedule 3.12, Seller has not entered into, nor are the Assets or the business of Seller bound by, whether or not in writing, any

              (i)  partnership or joint venture agreement;

              (ii)  deed of trust or other security agreement;

              (iii) guaranty or suretyship, indemnification or contribution agreement or performance bond;

              (iv) employment, consulting or compensation agreement or arrangement, including the election or retention in office of any director or officer;

              (v)  labor or collective bargaining agreement;

              (vi) debt instrument, loan agreement or other obligation relating to indebtedness for borrowed money or money lent or to be lent to another;

              (vii) deed or other document evidencing an interest in or contract to purchase or sell real property;

              (viii) agreement with dealers or sales or commission agents, public relations or advertising agencies, accountants or attorneys;

              (ix) lease of real or personal property, whether as lessor, lessee, sublessor or sublessee;

              (x)  agreement between Seller and any affiliate of Seller;

              (xi) agreement relating to any material matter or transaction in which an interest is held by a person or entity that is an affiliate of Seller;

              (xii) any agreement for the acquisition of services, supplies, equipment or other personal property and involving more than $5,000 in the aggregate;

              (xiii)  powers of attorney;

              (xiv)  contracts containing noncompetition covenants;

              (xv) agreement providing for the purchase from a supplier of all or substantially all of the requirements of Seller of a particular product or service; or

              (xvi) any other contract or arrangement that involves either an unperformed commitment in excess of $5,000 or that terminates more than 30 days after the date here of any other agreement or commitment not made in the ordinary course of business or that is material to the business or financial condition of Seller.

All of the foregoing are hereinafter collectively referred to as the "Commitments." True, correct and complete copies of the written Commitments, and true, correct and complete written descriptions of the oral Commitments, have heretofore been delivered or made available to Purchaser. There are no existing defaults, events of default or events, occurrences, acts or omissions that, with the giving of notice or lapse of time or both, would constitute defaults by Seller, and no penalties have been incurred nor are amendments pending, with respect to the Commitments, except as described in Schedule 3.12. The Commitments are in full force and effect and are valid and enforceable obligations of the parties thereto in accordance with their respective terms, and no defenses, off-sets or counterclaims have been asserted or, to the best knowledge of Seller, may be made by any party thereto, nor has Seller waived any rights thereunder, except as described in Schedule 3.12. Seller has not received notice of any default with respect to any Commitment.

       (b) NO CANCELLATION OR TERMINATION OF COMMITMENT. Except as contemplated hereby, Seller has not received notice of any plan or intention of any other party to any Commitment to exercise any right to cancel or terminate any Commitment or agreement, and Seller knows of no fact that would justify the exercise of such a right. Seller does not currently contemplate, or have reason to believe any other person or entity currently contemplates, any amendment or change to any Commitment. Except as listed in Schedule 3.12, none of the customers or suppliers of Seller has refused, or communicated that it will or may refuse, to purchase or supply goods or services, as the case may be, or has communicated that it will or may substantially reduce the amounts of goods or services that it is willing to purchase from, or sell to, Seller.

       SECTION 3.13. ADVERSE AGREEMENTS. Seller is not a party to any agreement or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, rule or regulation that materially and adversely affects, or so far as Seller can now foresee, may in the future materially and adversely affect, the condition (financial or otherwise), operations, assets, liabilities, business or prospects of Seller.

       SECTION 3.14. INSURANCE. Seller carries property, liability, workers' compensation and such other types of insurance as is customary in Seller's industry. A list and brief description of all insurance policies of Seller are set forth in Schedule 3.14. All of such policies are valid and enforceable policies, issued by insurers of recognized responsibility in amounts and against such risks and losses as is customary in Seller's industry. Such insurance shall be outstanding and duly in force without interruption up to and including the Closing Date. True, complete and correct copies of all such policies have been provided to Purchaser on or prior to the date hereof.

       SECTION 3.15. PATENTS, TRADE-MARKS, SERVICE MARKS AND COPYRIGHTS.

       (a) OWNERSHIP. Seller owns all patents, trade-marks, service marks and copyrights, if any, necessary to conduct its business, or possesses adequate licenses or other rights, if any, therefor, without conflict with the rights of others. Set forth in Schedule 3.15 is a true and correct description of the following ("Proprietary Rights"): (i) all trade-marks, trade-names, service marks and other trade designations, including common law rights, registrations and applications therefor, and all patents, copyrights and applications currently owned, in whole or in part, by Seller with respect to the Assets and Seller's business, and all licenses, royalties, assignments and other similar agreements relating to the foregoing to which Seller is a party (including expiration date if applicable) and (ii) all agreements relating to technology, know-how or processes that Seller is licensed or authorized to use by others, or which it licenses or authorizes others to use.

       (b) CONFLICTING RIGHTS OF THIRD PARTIES. Seller has the sole and exclusive right to use the Proprietary Rights without infringing or violating the rights of any third parties. No consent of third parties will be required for the transfer thereof to Purchaser or the use thereof by Purchaser upon consummation of the transactions contemplated hereby and the Proprietary Rights are freely transferable. No claim has been asserted by any person to the ownership of or right to use any Proprietary Right or challenging or questioning the validity or effectiveness of any license or agreement constituting a part of any Proprietary Right, and Seller knows of no valid basis for any such claim. Each of the Proprietary Rights is valid and subsisting, has not been cancelled, abandoned or otherwise terminated and, if applicable, has been duly issued or filed.

       (c) CLAIMS OF OTHER PERSONS. Seller has no knowledge of any claim that, or inquiry as to whether, any product, activity or operation of Seller infringes upon or involves, or has resulted in the infringement of, any proprietary right of any other person, corporation or other entity; and no proceedings have been instituted, are pending or are threatened that challenge the rights of Seller with respect thereto. Seller has not given and is not bound by any agreement of indemnification for any Proprietary Right as to any property manufactured, used or sold by Seller.

       SECTION 3.16. TRADE SECRETS AND CUSTOMER LISTS. Seller has the right to use, free and clear of any claims or rights of others except claims or rights specifically set forth in Schedule 3.16, all trade secrets, customer lists and proprietary information required for the marketing of all merchandise and services formerly or presently sold or marketed by Seller. Seller is not using or in any way making use of any confidential information or trade secrets of any third party, including without limitation any past or present employee of Seller.

       SECTION 3.17. TAXES.

       (a) FILING OF TAX RETURNS. Seller has duly and timely filed with the appropriate governmental agencies all income, excise, corporate, franchise, property, sales, use, payroll, withholding and other tax returns (including information returns) and reports required to be filed by the United States or any state or any political subdivision thereof or any foreign jurisdiction.
All such tax returns or reports are complete and accurate and properly reflect the taxes of Seller for the periods covered thereby. Seller has paid or accrued all taxes, penalties and interest that have become due with respect to any returns that it has filed and any assessments of which it is aware. Seller is not delinquent in the payment of any tax, assessment or governmental charge.


       (b)    NO PENDING DEFICIENCIES, DELINQUENCIES, ASSESSMENTS OR AUDITS.
No tax deficiency or delinquency has been asserted against Seller. There is no unpaid assessment, proposal for additional taxes, deficiency or delinquency in the payment of any of the taxes of Seller that could be asserted by any taxing authority. Seller has not violated any federal, state, local or foreign tax law.

       (c) NO EXTENSION OF LIMITATION PERIOD. Seller has not granted an extension to any taxing authority of the limitation period during which any tax liability may be assessed or collected.

       (d) ALL WITHHOLDING REQUIREMENTS SATISFIED. All monies required to be withheld by Seller and paid to governmental agencies for all income, social security, unemployment insurance, sales, excise, use, and other taxes have been
(i) collected or withheld and either paid to the respective governmental agencies or set aside in accounts for such purpose or (ii) properly reflected in the Financial Statements.

       (e) STATE UNEMPLOYMENT TAXES. In respect of its most recently completed reporting period, Seller has paid state unemployment taxes in the appropriate amounts to the appropriate authorities. Seller does not know or have reason to know of any increase or proposed increase, or facts that would lead to an increase, in the rate of such state unemployment tax for any period in the future.

       (f) TAX LIABILITY IN FINANCIAL STATEMENTS. The liabilities (including deferred taxes) shown in the Financial Statements as of November 30, 1996 and to be accrued on the books and records of the Seller as of the date hereof for taxes, interest and penalties are adequate accruals and have been accrued in a manner consistent with the practices utilized for accruing tax liabilities in the tax year ended December 31, 1996 and take into account net operating losses, investment credits and other carryovers for periods ended prior to the date hereof.

       (g) FOREIGN PERSON. Seller is not a foreign person, as such term is referred to in Section 1445(b)(2) of the Code.

       (h) TAX EXEMPT ENTITY. None of the Assets are or will be subject to a lease to a "tax exempt entity" as such term is defined in Section 168(h)(2) of the Code.

       SECTION 3.18. COMPLIANCE WITH LAWS. Seller has complied with all laws, regulations and licensing requirements and has filed with the proper authorities all necessary statements and reports. There are no existing violations by Seller of any federal, state or local law or regulation that could affect the property or business of Seller. Seller possesses all necessary licenses, franchises, permits and governmental authorizations to conduct its business as now conducted, all of which are listed in Schedule 3.18.

       SECTION 3.19. FINDER'S FEE. Seller has not incurred any obligation for any finder's, broker's or agent's fee in connection with the transactions contemplated hereby.

       SECTION 3.20. LITIGATION. Except as described in Schedule 3.20, there are no legal actions or administrative proceedings or investigations instituted, or to the best knowledge of Seller threatened, against or affecting, or that could affect, Seller, any of the Assets, or the business of Seller. Seller is not (i) subject to any continuing court or administrative order, writ, injunction or decree applicable specifically to Seller or to its business, assets, operations or employees or (ii) in default with respect to any such order, writ, injunction or decree. Seller does not know of any basis for any such action, proceeding or investigation.

       SECTION 3.21. ACCURACY OF INFORMATION FURNISHED. All information furnished to Purchaser by Seller hereby or in connection with the transactions contemplated hereby is true, correct and complete in all respects. Such information states all facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements are made, true, correct and complete.

       SECTION 3.22. CONDITION OF FIXED ASSETS. All of the plants, structures and equipment (the "Fixed Assets") included in the Assets are in good condition and repair for their intended use in the ordinary course of business and conform in all material respects with all applicable ordinances, regulations and other laws and there are no known latent defects therein.

       SECTION 3.23. INVENTORY. All of the inventory included in the Assets is in good, current, standard and merchantable condition and is not obsolete or defective. Purchase commitments for merchandise are not in excess of normal requirements and, taken as a whole, are not at prices in excess of market prices. Seller has the types and quantities of inventories appropriate, taken as a whole, to conduct its business consistently with past practices.

       SECTION 3.24. BOOKS OF ACCOUNT. The books of account of Seller have been kept accurately in the ordinary course of business, the transactions entered therein represent bona fide transactions and the revenues, expenses, assets and liabilities of Seller have been properly recorded in such books.

       SECTION 3.25. NAME. There are no actions, suits or proceedings pending, or to the best knowledge of Seller threatened, against or affecting Seller that could result in any impairment of the right of Seller to use the name "Stone Treatment Center." The use of the name "Stone Treatment Center" does not infringe the rights of any third party nor is it confusingly similar with the corporate name of any third party. After the date hereof, no person or business entity other than Purchaser will be authorized, directly or indirectly, to use the name "Stone Treatment Center" or any name confusingly similar thereto.

       SECTION 3.26. ACCOUNTS RECEIVABLE. Schedule 3.26 sets forth the accounts receivable of Seller's business from sales made as of the date hereof and the payments and rights to receive payments related thereto, is complete and accurate. All such accounts receivable have arisen from bona fide transactions in the ordinary course of business and are valid and enforceable claims subject to no right of set-off or counterclaim.

       SECTION 3.27. CUSTOMERS. Set forth in Schedule 3.27 is a complete and accurate list of the ten largest customers of Seller in terms of sales for each of the last three fiscal years and the current fiscal year to date, showing, with respect to each, the name, address and pricing and sales records relating to such customer.

       SECTION 3.28. SUPPLIERS. Set forth in Schedule 3.28 is a complete and accurate list of the four largest suppliers of Seller in terms of dollar volume of transactions of Seller for each of the last three fiscal years and the current fiscal year to date, showing, with respect to each, the name, address and aggregate dollar volume of purchases from such supplier.

       SECTION 3.29. PRICING. Set forth in Schedule 3.29 is a complete and accurate list of Seller's standard prices and any applicable discounts by customer name.

       SECTION 3.30. PRODUCT WARRANTIES. There is no claim against or liability of Seller on account of product warranties or with respect to the manufacture, sale or rental of defective products and there is no basis for any such claim on account of defective products heretofore manufactured, sold or rented that is not fully covered by insurance.

       SECTION 3.31. BANKING RELATIONS. Set forth in Schedule 3.31 is a complete and accurate list of all arrangements that Seller has with any bank or other financial institution, indicating with respect to each relationship the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the person or persons authorized in respect thereof.

       SECTION 3.32. OWNERSHIP INTERESTS OF INTERESTED PERSONS. Except as set forth in Schedule 3.32, no officer, supervisory employee, director or shareholder of Seller, or their respective spouses or children, owns directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer or director of, any customer or supplier of Seller, or any organization that has a material contract or arrangement with Seller.

       SECTION 3.33. ENVIRONMENTAL MATTERS.

       (a) ENVIRONMENTAL LAWS. Neither Seller nor any of the Assets are currently in violation of, or subject to any existing, pending or threatened investigation or inquiry by any governmental authority or to any remedial obligations under, any laws or regulations pertaining to health or the environment (hereinafter sometimes collectively called "Environmental Laws"), and this representation and warranty would continue to be true and correct following disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances, if any, pertaining to the Assets.

       (b) USE OF ASSETS. To the best knowledge of Seller, the Assets have never been used in a manner that would be in violation of any of the Environmental Laws.

       (c) PERMITS. Seller has not obtained and is not required to obtain, and Seller has no knowledge of any reason Purchaser will be required to obtain, any permits, licenses or similar authorizations to construct, occupy, operate or use any buildings, improvements, fixtures and equipment owned or leased by Seller by reason of any Environmental Laws.

       SECTION 3.34. CERTAIN PAYMENTS. To the best knowledge of Seller, neither Seller nor any director, officer or employee of Seller has paid or caused to be paid, directly or indirectly, in connection with the business of
Seller: (i) to any government or agency thereof or any agent of any supplier or customer any bribe, kick-back or other similar payment.

       SECTION 3.35. ACCREDITED INVESTOR STATUS. The Seller and each Stockholder is an "accredited investor" as defined in Rule 501(a) under the Securities Act of 1933, as amended.

       SECTION 3.36. BUSINESS OPERATIONS. Since November 1, 1996, the Seller has operated its business only in the ordinary course of business, and has not introduced any new method of management of operation. The Seller, since November 1, 1996, has used its best efforts to preserve the business of Seller intact and to retain its present customers and suppliers so that they will be available to Purchaser after the date hereof.

       SECTION 3.37. MODIFIED WORKING CAPITAL. The Modified Working Capital of the Seller is greater than or equal to $417,757.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

       Purchaser represents and warrants that the following are true and correct as of the date hereof:

       SECTION 4.1. ORGANIZATION AND GOOD STANDING. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, with all requisite corporate power and authority to carry on the business in which it is engaged, to own the properties it owns, to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

       SECTION 4.2. AUTHORIZATION AND VALIDITY. The execution, delivery and performance by Purchaser of this Agreement, the Note and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by Purchaser. This Agreement and each other agreement contemplated hereby have been duly executed and delivered by Purchaser and constitute or will constitute legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

       SECTION 4.3. NO VIOLATION. Neither the execution, delivery or performance of this Agreement or the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with, or result in a violation or breach of the terms, conditions and provisions of, or constitute a default under, the Articles of Incorporation or Bylaws of Purchaser or any agreement, indenture or other instrument under which Purchaser is bound or (ii) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over Purchaser or the properties or assets of Purchaser.

       SECTION 4.4. FINDER'S FEE. Purchaser has not incurred any obligation for any finder's, broker's or agent's fee in connection with the transactions contemplated hereby.

                                   ARTICLE V

                               CLOSING DELIVERIES

       SECTION 5.1. DELIVERIES OF SELLER. At the Closing, Seller shall deliver to Purchaser the following, all of which shall be in a form satisfactory to counsel to Purchaser:

       (a) a bill of sale and assignment conveying the Personal Property to Purchaser;

       (b) an assignment of each lease under which Seller is lessee or lessor assigning the interest of Seller therein to Purchaser, together with, in the case of an assignment of a lessee's interest, an owner's policy of title insurance showing the lessee's interest under the lease to be vested in Purchaser;

       (c) a deed, in a form satisfactory to counsel for Purchaser, conveying each item of Real Property to Purchaser, together with the standard form owner's title insurance policy for each item of Real Property insuring Purchaser that good, valid and indefeasible title to such item of Real Property is vested in Purchaser, subject only to standard form exclusions;

       (d) cash in an amount equal to all funds of Seller on deposit with banks or other persons (other than Excluded Assets) less those funds necessary to cover drafts outstanding as of the date hereof;

       (e) an Assignment Agreement in the form attached as Exhibit 5.2(c) with respect to all of Seller's rights and obligations under the Assumed Liabilities.

       (f) a copy of resolutions of the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement and all related documents and agreements, each certified by the Secretary of that corporation as being true and correct copies of the originals thereof subject to no modifications or amendments;

       (g) a certificate of the President of Seller, dated the Closing Date, as to the truth and correctness of the representations and warranties of Seller contained herein on and as of the Closing Date;

       (h)    a certificate of the President of Seller, dated the Closing Date,
(i) as to the performance of and compliance by Seller with all covenants contained herein on and as of the Closing Date and (ii) certifying that all conditions precedent of Seller to the Closing have been satisfied;

       (i) a certificate of the Secretary of Seller certifying as to the incumbency of the directors and officers of Seller and as to the signatures of such directors and officers who have executed documents delivered at the Closing on behalf of Seller;

       (j) a certificate, dated within 10 days of the Closing Date, of the Secretary of State of the state of incorporation of Seller establishing that Seller is in existence, has paid all franchise taxes and otherwise is in good standing to transact business in its state of incorporation;

       (k) certificates, dated within 10 days of the Closing Date, of the Secretaries of State of the states in which Seller is qualified to do business, to the effect that Seller is qualified to do business and is in good standing as a foreign corporation in each of such states;

       (l) an opinion of counsel to Seller, dated as of the date hereof, in form and substance satisfactory to Purchaser, to the effect set forth in
Exhibit 5.1(l);

       (m) all authorizations, consents, approvals, permits and licenses referenced in Section 3.5;

       (n) an executed Employment Agreement between Purchaser and Gregory A. Mercurio, Jr., Norm Levy and Eric Bonnet-Eymand in the form attached as Exhibit 5.1(n);

       (o) an executed Confidentiality and Noncompetition Agreement between Purchaser and the Stockholders in the form attached as Exhibit 9.1(o);

       (p) all required documents, including any UCC-3s (Financing Statement Change of Modification), terminating any security interests, liens, claims or encumbrances which may exist against the Assets and not assumed by Purchaser; and

       (q) such other instrument or instruments of transfer as shall be necessary or appropriate, as Purchaser or its counsel shall reasonably request, to vest in Purchaser good and marketable title to the Assets that are personal property and good and indefeasible title to the Assets that are real property.

       SECTION 5.2. DELIVERIES OF PURCHASER. At the Closing, Purchaser shall deliver to Seller:

       (a)    the Cash Consideration via wire transfer;

       (b)    the Common Stock;

       (c)    an Assumption and Assignment Agreement in the form attached as
Exhibit 5.2(c) pursuant to which Purchaser assumes the Assumed Liabilities and Seller transfers all of Seller's rights and obligations thereunder;

       (d) a copy of the resolutions of the Board of Directors of Purchaser authorizing the execution, delivery and performance of this Agreement and all related documents and agreements, each certified by Purchaser's Secretary as being true and correct copies of the originals thereof subject to no modifications or amendments;

       (e) a certificate of the President of Purchaser, dated the Closing Date, as to the truth and correctness of the representations and warranties of Purchaser contained herein on and as of the Closing Date;

       (f) a certificate of the President of Purchaser, dated the Closing Date, (i) as to the performance and compliance by Purchaser with all covenants contained herein on and as of the Closing Date and (ii) certifying that all conditions precedent of Purchaser to the Closing have been satisfied;

       (g) a certificate of the Secretary of Purchaser certifying as to the incumbency of the directors and officers of Purchaser and as to the signatures of such directors and officers who have executed documents delivered at the Closing on behalf of Purchaser; and

       (h) a certificate, dated within 10 days of the Closing Date, of the Secretary of State of Purchaser's state of incorporation, establishing that Purchaser is in existence, has paid all state taxes and otherwise is in good standing to transact business in such state.

       (i) an opinion of Counsel to Purchaser, dated as of the date hereof, in form and substance satisfactory to Seller, to the effect set forth in
Exhibit 5.2(j).

                                   ARTICLE VI

                              POST CLOSING MATTERS

       SECTION 6.1. FURTHER INSTRUMENTS OF TRANSFER. Following the Closing, at the request of Purchaser, Seller shall deliver any further instruments of transfer and take all reasonable action as may be necessary or appropriate to
(i) vest in Purchaser good and marketable title to Assets that are personal property and good and indefeasible title to Assets that are real property, (ii) transfer to Purchaser all licenses and permits necessary for the operation of the Assets and (iii) secure all necessary approvals and consents to the consummation of the transactions contemplated hereby. With regard to the obtaining of the consent of any lessor of any lease listed on Schedule 3.11(c), Purchaser shall use its best efforts to cooperate with Seller to obtain an appropriate release by such lessor of post-Closing liability of the Shareholders.

       SECTION 6.2. EMPLOYEE BENEFIT PLAN CLAIMS INCURRED. After the Closing Date, Seller shall remain liable under its medical and dental plans and commitments for any claims incurred by its employees or their spouses and dependents prior to the Closing Date. A claim shall be deemed to have been incurred upon the occurrence of an injury or the diagnosis of an illness. An incurred claim shall include any claim or series of claims related to a claim incurred prior to the Closing Date. Seller shall retain all liability for continuation coverage under Section 162(k) of the Code.

       SECTION 6.3. EMPLOYEE BENEFIT PLAN TERMINATION. Within 60 days after the Closing Date, Seller shall terminate any Employee Benefit Plan intended to be a qualified plan within the meaning of Section 401(a) of the Code. Upon termination, the rights of each participant in any such plan shall be fully vested and nonforfeitable. In connection with the termination, Seller shall undertake to obtain a favorable determination letter from the Internal

Revenue Service with respect to each terminated plan. Seller shall offer to distribute the accrued benefit and/or account balance of each participant within 60 days after receipt of a favorable determination letter.

       SECTION 6.4. SALES TAXES APPLICABLE TO SALES PRIOR TO OR ON THE CLOSING DATE. Seller shall timely file all sales tax returns with respect to sales occurring in connection with Seller's business prior to or on the Closing Date.

       SECTION 6.5. SALES AND TRANSFER TAXES. Seller shall timely pay all sales taxes applicable to the sales reported on the tax returns referred to in
Section 6.4. Seller shall be liable for and shall indemnify Purchaser against all sales, transfer, use, excise, registration or other taxes assessed or payable in connection with the transfer of the Assets from Seller to Purchaser. Seller and Purchaser shall sign, and otherwise shall cooperate in the preparation and filing with the appropriate governmental agencies of, any affidavits or other transfer documents that are required in connection with the transfer of vehicles or trailers that constitute part of the Assets.


                                  ARTICLE VII

                                    REMEDIES

       SECTION 7.1. INDEMNIFICATION BY SELLER. Subject to the terms and conditions of this Article, Seller agrees to indemnify, defend and hold Purchaser and its directors, officers, agents, attorneys and affiliates harmless from and against all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, attorneys' fees and expenses (collectively, "Damages"), asserted against or incurred by such indemnities by reason of or resulting from:

       (a) a breach of any representation, warranty or covenant of Seller contained herein, in any exhibit, schedule, certificate or financial statement delivered hereunder, or in any agreement executed in connection with the transactions contemplated hereby;

       (b) any product liability or breach of warranty claims relating to products sold by Seller prior to or on the Closing Date, and all general liability claims arising out of or relating to occurrences of any nature relating to Seller's business prior to the Closing Date, whether any such claims are asserted prior to, on or after the Closing Date;

       (c) any obligation or liability under or related to any Employee Benefit Plan or the termination thereof;

       (d) any tax filing or return or payment made, or position taken, by Seller that any governmental authority challenges and that results in an assertion of Damages against Purchaser;

       (e)    any failure to comply with all applicable bulk transfer laws; or

       (f) any liability related to Seller that has not been expressly assumed by Purchaser.

       The foregoing indemnification applies, without limitation, to the violation on or before the Closing Date of any Environmental Law in effect on or before the Closing Date and any and all matters arising out of any act, omission, event or circumstance existing or occurring on or prior to the Closing Date (including without limitation the presence on the Real Property or release from the Real Property of hazardous substances or solid waste disposed of or otherwise released prior to the Closing Date), regardless of whether the act, omission, event or circumstance constituted a violation of any Environmental Law at the time of its existence or occurrence; provided that such indemnity shall not apply with respect to matters caused by or arising out of the gross negligence or willful misconduct of Purchaser. The terms "hazardous substance" and "release" shall have the meanings specified in CERCLA, and the terms "solid waste" and "disposed" shall have the meanings specified in RCRA; provided that to the extent the laws of the applicable state establish a meaning for "hazardous substance," "release," "solid waste" or "disposed" that is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply. The provisions of this paragraph shall survive the Closing and shall continue indefinitely thereafter in full force and effect.

       SECTION 7.2. INDEMNIFICATION BY PURCHASER. Subject to the terms and conditions of this Article, Purchaser hereby agrees to indemnify, defend and hold Seller and its respective directors, officers, agents, attorneys and affiliates harmless from and against all Damages asserted against or incurred by any of such indemnitees by reason of or resulting from:

       (a) a breach by Purchaser of any representation, warranty or covenant of Purchaser contained herein or in any exhibit, schedule or certificate delivered hereunder, or in any agreement executed in connection with the transactions contemplated hereby; or

       (b) the failure of Purchaser to pay, perform and discharge when due any of the Assumed Liabilities.

       SECTION 7.3. CONDITIONS OF INDEMNIFICATION. The respective obligations and liabilities of Seller and Purchaser (the "indemnifying party") to the other (the "party to be indemnified") under Sections 7.1 and 7.2 with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

       (a) Within 20 days (or such earlier time as might be required to avoid prejudicing the indemnifying party's position) after receipt of notice of commencement of any action evidenced by service of process or other legal pleading, the party to be indemnified shall give the indemnifying party written notice thereof together with a copy of such claim, process or other legal pleading, and the indemnifying party shall have the right to undertake the defense thereof by representatives of its own choosing and at its own expense; provided that the party to be indemnified may participate in the defense with counsel of its own choice, the fees and expenses of which counsel shall be paid by the party to be indemnified unless (i) the indemnifying party has agreed to pay such fees and expenses, (ii) the indemnifying party has failed to assume the defense of such action or (iii) the named parties to any such action (including any impleaded parties) include both the indemnifying party and the party to be indemnified and the party to be indemnified has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the indemnifying party (in which case, if the party to be indemnified informs the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of the party to be indemnified, it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the party to be indemnified, which firm shall be designated in writing by the party to be indemnified).

       (b) In the event that the indemnifying party, by the 30th day after receipt of notice of any such claim (or, if earlier, by the 10th day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not elect to defend against such claim, the party to be indemnified will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party and at the indemnifying party's expense, subject to the right of the indemnifying party to assume the defense of such claims at any time prior to settlement, compromise or final determination thereof.

       (c) Notwithstanding the foregoing, the indemnifying party shall not settle any claim without the consent of the party to be indemnified unless such settlement involves only the payment of money and the claimant provides to the party to be indemnified a release from all liability in respect of such claim. If the settlement of the claim involves more than the payment of money, the indemnifying party shall not settle the claim without the prior consent of the party to be indemnified.

       (d) The party to be indemnified and the indemnifying party will each cooperate with all reasonable requests of the other.

       SECTION 7.4. WAIVER. No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement, any exhibit or any document, instrument or certificate contemplated hereby shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party's rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

       SECTION 7.5. REMEDIES NOT EXCLUSIVE. The remedies provided in this Article shall not be exclusive of any other rights or remedies available to one party against the other, either at law or in equity.

       SECTION 7.6. OFFSET. Any and all amounts owing or to be paid by Purchaser to Seller, hereunder or otherwise, shall be subject to offset and reduction pro tanto by any amounts that may be owing at any time by Seller to Purchaser in respect of any failure or breach of any representation, warranty or covenant of Seller under or in connection with this Agreement or any other agreement with Purchaser or any transaction contemplated hereby or thereby, as reasonably determined by Purchaser. If Purchaser determines that such offset is appropriate, notice shall be given to Seller of such determination at least 10 days prior to the due date of the payment to be reduced. If the conditions upon which the reduction is based are cured by Seller prior to such due date, as determined by Purchaser, the amount of such payment shall not be so reduced.

       SECTION 7.7. COSTS, EXPENSES AND LEGAL FEES. Whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including attorneys' fees), except that each party hereto agrees to pay the costs and expenses (including reasonable attorneys' fees and expenses) incurred by the other parties in successfully (i) enforcing any of the terms of this Agreement or (ii) proving that another party breached any of the terms of this Agreement.

       SECTION 7.8. SPECIFIC PERFORMANCE. Seller acknowledges that a refusal by Seller to consummate the transactions contemplated hereby will cause irreparable harm to Purchaser, for which there may be no adequate remedy at law and for which the ascertainment of damages would be difficult. Therefore, Purchaser shall be entitled, in addition to, and without having to prove the inadequacy of, other remedies at law, to specific performance of this Agreement, as well as injunctive relief (without being required to post bond or other security).


                                  ARTICLE VIII

                                 MISCELLANEOUS

       SECTION 8.1. AMENDMENT. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the parties hereto.

       SECTION 8.2. ASSIGNMENT. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto, except by Purchaser to an affiliate of Purchaser.

       SECTION 8.3. PARTIES IN INTEREST; NO THIRD PARTY BENEFICIARIES. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. Neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.

       SECTION 8.4. ENTIRE AGREEMENT. This Agreement and the agreements contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

       SECTION 8.5. SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

       SECTION 8.6.  SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS.
The representations, warranties and covenants contained herein shall survive the Closing and all statements contained in any certificate, exhibit or other instrument delivered by or on behalf of Seller or Purchaser pursuant to this Agreement shall be deemed to have been representations and warranties by Seller or Purchaser, as the case may be, and, notwithstanding any provision in this Agreement to the contrary, shall survive the Closing for a period of two years, except for (i) representations and warranties with respect to any tax or tax-related matters or any ERISA matters, which shall survive the Closing until the running of any applicable statutes of limitation and (ii) indemnification provisions for the violation of any Environmental Law, which shall survive the Closing and shall continue indefinitely, as provided in Section 7.1.

       SECTION 8.7. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF TEXAS. THE PARTIES AGREE THAT THIS AGREEMENT SHALL BE PERFORMABLE IN DALLAS COUNTY, TEXAS.

       SECTION 8.8. CAPTIONS. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

       SECTION 8.9. GENDER AND NUMBER. When the context requires, the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural.

       SECTION 8.10. REFERENCE TO AGREEMENT. Use of the words "herein", "hereof", "hereto" and the like in this Agreement shall be construed as references to this Agreement as a whole and not to any particular Article, Section or provision of this Agreement, unless otherwise noted.

       SECTION 8.11. CONFIDENTIALITY; PUBLICITY AND DISCLOSURES. Each party shall keep this Agreement and its terms confidential, and shall make no press release or public disclosure, either written or oral, regarding the transactions contemplated by this Agreement without the prior knowledge and consent of the other parties hereto; provided that the foregoing shall not prohibit any disclosure (i) by press release, filing or otherwise that is required by federal securities laws or the rules of the Nasdaq National Market System, (ii) to attorneys, accountants, investment bankers or other agents of the parties assisting the parties in connection with the transactions contemplated by this Agreement and (iii) by Purchaser in connection with obtaining financing for the transactions contemplated by this Agreement and conducting an examination of the operations and assets of Seller. In the event that the transactions contemplated hereby are not consummated for any reason whatsoever, the parties hereto agree not to disclose [or use] any confidential information they may have concerning the affairs of the other parties, except for information that is required by law to be disclosed. Confidential information includes, but is not limited to: financial records, surveys, reports, plans, proposals, financial information, information relating to personnel, contracts, stock ownership, liabilities and litigation; provided that should the transactions contemplated hereby not be consummated, nothing contained in this Section shall be construed to prohibit the parties hereto from operating businesses in competition with each other.

       SECTION 8.12. NOTICE. Any notice or communication hereunder or in any agreement entered into in connection with the transactions contemplated hereby must be in writing and given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same in person. Such notice shall be deemed received on the date on which it is hand-delivered or on the third business day following the date on which it is so mailed. For purposes of notice, the addresses of the parties shall be:

              If to Purchaser:
                                   Medical Alliance, Inc.
                                   2445 Gateway Drive
                                   Suite 150
                                   Irving, Texas 75063
                                   Attention:  Mike Wallace

              with a copy to:
                                   Jackson & Walker, L.L.P.
                                   901 Main Street, Suite 6000
                                   Dallas, Texas  75202-3797
                                   Attention:  Richard F. Dahlson

              If to Seller:
                                   Stone Treatment Center of New England, Inc.
                                   6 Blackstone Valley Place, Suite 109
                                   Lincoln, Rhode Island 02865
                                   Attention:  Gregory A. Mercurio Jr.

              with a copy to:
                                   Lynch, Greenfield & Page
                                   One Ship Street
                                   Providence, Rhode Island 02903
                                   Attention:  Thomas A. Lynch


Any party may change its address for notice by written notice given to the other parties in accordance with this Section.

       SECTION 8.13. CHOICE OF FORUM. The parties hereto agree that should any suit, action or proceeding arising out of this Agreement be instituted by any party hereto (other than a suit, action or proceeding to enforce or realize upon any final court judgment arising out of this Agreement), such suit, action or proceeding shall be instituted only in a state or federal court in Dallas County, Texas. Each of the parties hereto consents to the in personam jurisdiction of any state or federal court in Dallas County, Texas and waives any objection to the venue of any such suit, action or proceeding. The parties hereto recognize that courts outside Dallas County, Texas may also have jurisdiction over suits, actions or proceedings arising out of this Agreement, and in the event that any party hereto shall institute a proceeding involving this Agreement in a jurisdiction outside Dallas County, Texas, the party instituting such proceeding shall indemnify any other party hereto for any losses and expenses that may result from the breach of the foregoing covenant to institute such proceeding only in a state or federal court in Dallas County, Texas, including without limitation any additional expenses incurred as a result of litigating in another jurisdiction, such as reasonable fees and expenses of local counsel and travel and lodging expenses for parties, witnesses, experts and support personnel.

       SECTION 8.14. SERVICE OF PROCESS. Service of any and all process that may be served on any party hereto in any suit, action or proceeding arising out of this Agreement may be made in the manner and to the address set forth in
Section 8.12 and service thus made shall be taken and held to be valid personal service upon such party by any party hereto on whose behalf such service is made.

       SECTION 8.15. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

                     [THIS SPACE INTENTIONALLY LEFT BLANK]

                                                  PURCHASER

                                                  MEDICAL ALLIANCE, INC.


                                                  By: /s/ PAUL R. HERCHMAN
                                                     ---------------------
                                                  Its: President & CEO

                                                  SELLER

                                                  STONE TREATMENT CENTER OF
                                                  NEW ENGLAND, INC.


                                                  By: /s/ VINCENT A. CATALLOZZI
                                                     --------------------------
                                                  Its: President


                                                  STOCKHOLDERS


                                                  /s/ GREGORY A. MERCURIO, JR.
                                                  -----------------------------
                                                  Gregory A. Mercurio, Jr.


                                                  /s/ VINCENT A. CATALLOZZI
                                                  -----------------------------
                                                  Vincent A. Catallozzi, M.D.


                                                  /s/ ALEXANDER CALENDA
                                                  -----------------------
                                                  Alexander Calenda, M.D.


                                                  /s/ GERALD MARSOCCI, M.D.
                                                  ---------------------------
                                                  Gerald Marsocci, M.D.


                                                  /s/ JOSEPH CAMBIO, M.D.
                                                  ----------------------------
                                                  Joseph C. Cambio, M.D.